Structured Products January 11, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14

Credit Suisse
Reverse Convertible Notes

Interest:	Investors will receive a semi-annual interest payment on the Reverse Convertible Notes at the relevant rate and on the interest payment date set forth in the pricing supplement.

Payment at Maturity:	The redemption amount that investors receive will be based upon the performance of the relevant reference shares:

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If the closing price of the reference shares has not been less than the knock-in level on any trading day from but not including the trade date to and including the valuation date, OR if the closing price of the reference shares is at or above the initial share price on the valuation date, the redemption amount is the cash delivery amount, which is 100% of the principal amount of your securities.

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Otherwise the redemption amount is a number of reference shares per $1,000 principal amount of securities equal to $1,000 divided by the initial share price, plus a cash amount equal to the proportion of the final share price corresponding to any fractional share.

This free writing prospectus relates to the Reverse Convertible Notes securities offering set forth in the table below. The security is linked to the performance of underlying shares, referred to as the reference shares. The following are summary indicative terms (subject to change and completion) that relate to the Reverse Convertible Notes securities offering:

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1, AA-)

Registration and Listing:	The Reverse Convertible Notes will be registered with the Securities and Exchange Commission and will not be listed on any exchange.

Minimum Denominations:	Denominations of U.S. $1,000 per note and integral multiples of U.S. $1,000 in excess thereof

Trade Date:	January 14, 2008

Settlement Date:	January 18, 2008

Valuation Date:	July 14, 2008

Maturity Date:	July 18, 2008

Initial Share Price:	The closing price of the reference shares on the trade date

Final Share Price:	The closing price of the reference shares on the valuation date

Knock-in Level:	The initial share price multiplied by a percentage set forth below

Reference Shares	Link to Prospectus	Bloomberg Ticker	Coupon p.a.	Knock-in Level	CUSIP
Lehman Brothers Holdings Inc.	2008-11	LEH	[20% - 24%]	70%	22542DCV0

Credit Suisse has filed a registration statement (including a prospectus) and a preliminary pricing supplement, product supplement and prospectus supplement with the Securities and Exchange Commission or SEC, for the securities offering to which this offering summary relates. Before you invest, you should read for the securities offering the pricing supplement subject to completion dated January 11, 2008, the product supplement dated December 21, 2007, the prospectus supplement dated May 7, 2007 and the prospectus dated March 29, 2007 in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Investment Considerations:

You may lose part or all of your principal amount. If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the trade date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity. At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares. An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchase and holding until the maturity date. The securities are a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the securities. However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market. Unless otherwise specified in the applicable final pricing supplement, the securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

Additional Information:

This free writing prospectus provides a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this summary together with the pricing supplement subject to completion dated January 11, 2008, the product supplement dated December 21, 2007, the prospectus supplement dated May 7, 2007 and the prospectus dated March 29, 2007 to understand fully the terms of the Reverse Convertible Notes securities offering and other considerations that are important in making a decision about investing in the Reverse Convertible Notes. You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the prospectus supplement and prospectus for the Reverse Convertible Notes securities offering, which set forth a number of risks related to the securities.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://sec.gov/Archives/edgar/data/1053092/000104746908000222/a2182055z424b2.htm